SCHEDULE A

(as of June 4, 2018)

As consideration for Invesco Capital Management’s services to each of the Funds listed below, Invesco Capital Management shall receive from each Fund an Advisory Fee, accrued daily at the rate of 1/365th of the applicable fee rate and payable monthly on the first business day of each month, of the following annual percentages of the Fund’s average daily net assets during the month.

Portfolio	Annual Percentage of Average Daily Net Assets (%)	Initial Board Approval Date	Shareholder Approval Date	Initial Effective Date	Termination Date
Invesco Canadian Energy Income ETF	0.50	12/19/17	[ ]	[ ]	04/30/19
Invesco China Real Estate ETF	0.50	12/19/17	[ ]	[ ]	04/30/19
Invesco China Small Cap ETF	0.55	12/19/17	[ ]	[ ]	04/30/19
Invesco Frontier Markets ETF	0.50	12/19/17	[ ]	[ ]	04/30/19
Invesco Zacks International Multi-Asset Income ETF	0.50	12/19/17	[ ]	[ ]	04/30/19
Invesco MSCI Global Timber ETF	0.50	12/19/17	[ ]	[ ]	04/30/19
Invesco Solar ETF	0.50	12/19/17	[ ]	[ ]	04/30/19
Invesco S&P Global Dividend Opportunities Index ETF	0.50	12/19/17	[ ]	[ ]	04/30/19
Invesco S&P Global Water Index ETF	0.50	12/19/17	[ ]	[ ]	04/30/19

USA/Fund Grouping/PowerShares Exchange-Traded Fund Trust II/Agreements/Advisory Agreement/2018/Trust II – Advisory Agreement (Non-Unitary Fee) with 06.04.18 schedule

INVESCO EXCHANGE-TRADED FUND TRUST II

Attest:		By:	/s/ Daniel E. Draper
By:	/s/ Peter Davidson	Name:	Daniel E. Draper
Name:	Peter Davidson	Title:	President
Title:	Assistant Secretary

INVESCO CAPITAL MANAGEMENT LLC
Attest:		By:	/s/ Daniel E. Draper
By:	/s/ Peter Davidson	Name	Daniel E. Draper
Name:	Peter Davidson	Title:	Managing Director
Title:	Assistant Secretary

USA/Fund Grouping/PowerShares Exchange-Traded Fund Trust II/Agreements/Advisory Agreement/2018/Trust II – Advisory Agreement (Non-Unitary Fee) with 06.04.18 schedule